SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            S C H E D U L E    1 3 D

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(a).
                              (Amendment No. 10)(1)


                       CORNERSTONE INTERNET SOLUTIONS CO.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          COMMON STOCK, $0.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    293636106
                                 --------------
                                 (CUSIP Number)

                                    Copy to:

                                        Stephen A. Cohen, Esq.
Seneca Ventures                         Morrison Cohen Singer & Weinstein, LLP
68 Wheatley Road                        750 Lexington Avenue
Brookville, New York 11545              New York, New York 10022
Telephone (516) 626-3070                Telephone (212) 735-8600

--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Persons
                Authorized to Receive Notices and Communications)


                                January 19, 1999
--------------------------------------------------------------------------------
              (Date of Event which Requires Filing this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e, 13d-1(f) or 13d-(g), check the following box
                                                                            [ ].

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.


                        (Continued on following page(s))
--------
     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP
No.   293636106                                         13D
================================================================================
 1       Names of Reporting Persons
         I.R.S. Identification Nos. of Above Persons (Entities Only)
                                                    Barry Rubenstein
--------------------------------------------------------------------------------
 2       Check the Appropriate Box if a Member of a Group
         (See Instructions)                                          (a)   [ ]
                                                                     (b)   [ ]
--------------------------------------------------------------------------------
 3       SEC Use Only
--------------------------------------------------------------------------------
 4       Source of Funds (See Instructions)                        WC, OO
--------------------------------------------------------------------------------
 5       Check Box if Disclosure of Legal Proceedings is Required          [ ]
         Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6       Citizenship or Place of Organization                   United States
--------------------------------------------------------------------------------
                      7       Sole Voting Power
      Number of                 473,000 shares                             2.0%
       Shares        -----------------------------------------------------------
    Beneficially      8       Shared Voting Power
      Owned By                  12,127,486 shares                         50.2%
        Each         -----------------------------------------------------------
      Reporting       9       Sole Dispositive Power
       Person                   473,000 shares                             4.0%
        With         -----------------------------------------------------------
                     10       Shared Dispositive Power
                                12,127,486 shares                         56.5%
--------------------------------------------------------------------------------
11       Aggregate Amount Beneficially Owned By Each Reporting Person
                                                        12,600,486 shares
--------------------------------------------------------------------------------
12       Check Box if the Aggregate Amount in Row (11) excludes            [ ]
         Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13       Percent of Class Represented by Amount in Row (11)               58.3%
--------------------------------------------------------------------------------
14       Type of Reporting Person (See Instructions)
                                     IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No.   293636106                                         13D
================================================================================
 1       Names of Reporting Persons
         I.R.S. Identification Nos. of Above Persons (Entities Only)
                                                      Woodland Venture Fund
--------------------------------------------------------------------------------
 2       Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                     (a)   [ ]
                                                                     (b)   [ ]
--------------------------------------------------------------------------------
 3       SEC Use Only
--------------------------------------------------------------------------------
 4       Source of Funds (See Instructions)         WC, OO
--------------------------------------------------------------------------------
 5       Check Box if Disclosure of Legal Proceedings is Required          [ ]
         Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6       Citizenship or Place of Organization                         New York
--------------------------------------------------------------------------------
                      7       Sole Voting Power
                                   514,415 shares                          2.2%
      Number of      -----------------------------------------------------------
       Shares         8       Shared Voting Power
    Beneficially                   1,406,587 shares                        5.9%
      Owned By       -----------------------------------------------------------
        Each          9       Sole Dispositive Power
      Reporting                    514,415 shares                          4.3%
       Person        -----------------------------------------------------------
        With          10      Shared Dispositive Power
                                   1,406,587 shares                       11.1%
--------------------------------------------------------------------------------
11       Aggregate Amount Beneficially Owned By Each Reporting Person
                                                        1,921,002 shares
--------------------------------------------------------------------------------
12       Check Box if the Aggregate Amount in Row (11) excludes            [ ]
         Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13       Percent of Class Represented by Amount in Row (11)               15.1%
--------------------------------------------------------------------------------
14       Type of Reporting Person (See Instructions)

                                         PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No.   293636106                                         13D
================================================================================
 1       Names of Reporting Persons
         I.R.S. Identification Nos. of Above Persons (Entities Only)
                                                         Seneca Ventures
--------------------------------------------------------------------------------
 2       Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                    (a)   [ ]
                                                                    (b)   [ ]
--------------------------------------------------------------------------------
 3       SEC Use Only
--------------------------------------------------------------------------------
 4       Source of Funds (See Instructions)                   WC, OO
--------------------------------------------------------------------------------
 5       Check Box if Disclosure of Legal Proceedings is Required          [ ]
         Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6       Citizenship or Place of Organization                         New York
--------------------------------------------------------------------------------
                     7       Sole Voting Power
      Number of                    343,636 shares                          1.4 %
       Shares        -----------------------------------------------------------
    Beneficially     8       Shared Voting Power
      Owned By                    1,577,366 shares                         6.6%
        Each         -----------------------------------------------------------
      Reporting      9       Sole Dispositive Power
       Person                     343,636 shares                           3.0%
        With         -----------------------------------------------------------
                     10      Shared Dispositive Power
                                  1,577,366 shares                        12.4%
--------------------------------------------------------------------------------
11       Aggregate Amount Beneficially Owned By Each Reporting Person
                                                        1,921,002 shares
--------------------------------------------------------------------------------
12       Check Box if the Aggregate Amount in Row (11) excludes              [ ]
         Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13       Percent of Class Represented by Amount in Row (11)               15.1%
--------------------------------------------------------------------------------
14       Type of Reporting Person(See Instructions)
                                       PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No.   293636106                                         13D
================================================================================
 1       Names of Reporting Persons
         I.R.S. Identification Nos. of Above Persons (Entities Only)
                                                     Woodland Services Corp.
--------------------------------------------------------------------------------
 2       Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                    (a)    [ ]
                                                                    (b)    [ ]
--------------------------------------------------------------------------------
 3       SEC Use Only
--------------------------------------------------------------------------------
 4       Source of Funds (See Instructions)                            OO
--------------------------------------------------------------------------------
 5       Check Box if Disclosure of Legal Proceedings is Required          [ ]
         Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6       Citizenship or Place of Organization                        New York
--------------------------------------------------------------------------------
                     7       Sole Voting Power
      Number of                    0 shares                                  0%
       Shares        -----------------------------------------------------------
    Beneficially     8       Shared Voting Power
      Owned By                    1,921,002 shares                         8.0%
        Each         -----------------------------------------------------------
      Reporting      9       Sole Dispositive Power
       Person                     0 shares                                   0%
        With         -----------------------------------------------------------
                     10      Shared Dispositive Power
                                  1,921,002 shares                        15.1%
--------------------------------------------------------------------------------
11       Aggregate Amount Beneficially Owned By Each Reporting Person
                                                        1,921,002 shares
--------------------------------------------------------------------------------
12       Check Box if the Aggregate Amount in Row (11) excludes            [ ]
         Certain Shares  (See Instructions)
--------------------------------------------------------------------------------
13       Percent of Class Represented by Amount in Row (11)               15.1%
--------------------------------------------------------------------------------
14       Type of Reporting Person (See Instructions)
                                       CO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No.   293636106                                         13D
================================================================================
 1       Names of Reporting Persons
         I.R.S. Identification Nos. of Above Persons (Entities Only)
                                  21st Century Communications Partners, L.P.
--------------------------------------------------------------------------------
 2       Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                     (a)   [ ]
                                                                     (b)   [ ]
--------------------------------------------------------------------------------
 3       SEC Use Only
--------------------------------------------------------------------------------
 4       Source of Funds (See Instructions)                            WC, OO
--------------------------------------------------------------------------------
 5       Check Box if Disclosure of Legal Proceedings is Required          [ ]
         Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6       Citizenship or Place of Organization                         Delaware
--------------------------------------------------------------------------------
                     7       Sole Voting Power
      Number of                    3,074,169 shares                       12.9%
       Shares        -----------------------------------------------------------
    Beneficially     8       Shared Voting Power
      Owned By                    1,458,782 shares                         6.1%
        Each         -----------------------------------------------------------
      Reporting      9       Sole Dispositive Power
       Person                     3,074,169 shares                        22.0%
        With         -----------------------------------------------------------
                     10      Shared Dispositive Power
                                  1,458,782 shares                         9.7%
--------------------------------------------------------------------------------
11       Aggregate Amount Beneficially Owned By Each Reporting Person
                                                        4,532,951 shares
--------------------------------------------------------------------------------
12       Check Box if the Aggregate Amount in Row (11) excludes            [ ]
         Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13       Percent of Class Represented by Amount in Row (11)               30.1%
--------------------------------------------------------------------------------
14       Type of Reporting Person (See Instructions)
                                       PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 293636106                                           13D
================================================================================
 1       Names of Reporting Persons
         I.R.S. Identification Nos. of Above Persons (Entities Only)
                                  21st Century Communications T-E Partners, L.P.
--------------------------------------------------------------------------------
 2       Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                     (a)   [ ]
                                                                     (b)   [ ]
--------------------------------------------------------------------------------
 3       SEC Use Only
--------------------------------------------------------------------------------
 4       Source of Funds (See Instructions)                             WC, OO
--------------------------------------------------------------------------------
 5       Check Box if Disclosure of Legal Proceedings is Required          [ ]
         Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6       Citizenship or Place of Organization                         Delaware
--------------------------------------------------------------------------------
                     7       Sole Voting Power
      Number of                    1,050,172 shares                        4.4%
       Shares        -----------------------------------------------------------
    Beneficially     8       Shared Voting Power
      Owned By                    3,482,779 shares                        14.7%
        Each         -----------------------------------------------------------
      Reporting      9       Sole Dispositive Power
       Person                     1,050,172 shares                         8.5%
        With         -----------------------------------------------------------
                     10      Shared Dispositive Power
                                  3,482,779 shares                        23.1%
--------------------------------------------------------------------------------
11       Aggregate Amount Beneficially Owned By Each Reporting Person
                                                        4,532,951 shares
--------------------------------------------------------------------------------
12       Check Box if the Aggregate Amount in Row (11) excludes            [ ]
         Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13       Percent of Class Represented by Amount in Row (11)               30.1%
--------------------------------------------------------------------------------
14       Type of Reporting Person(See Instructions)
                                       PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No.   293636106                                         13D
================================================================================
 1       Names of Reporting Persons
         I.R.S. Identification Nos. of Above Persons (Entities Only)
                         21st Century Communications Foreign Partners, L.P.
--------------------------------------------------------------------------------
 2       Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                     (a)   [ ]
                                                                     (b)   [ ]
--------------------------------------------------------------------------------
 3       SEC Use Only
--------------------------------------------------------------------------------
 4       Source of Funds (See Instructions)                            WC, OO
--------------------------------------------------------------------------------
 5       Check Box if Disclosure of Legal Proceedings is Required          [ ]
         Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6       Citizenship or Place of Organization                         Delaware
--------------------------------------------------------------------------------
                     7       Sole Voting Power
      Number of                    408,610 shares                          1.7%
       Shares        -----------------------------------------------------------
    Beneficially     8       Shared Voting Power
      Owned By                    4,124,341 shares                        17.4%
        Each         -----------------------------------------------------------
      Reporting      9       Sole Dispositive Power
       Person                     408,610 shares                           3.4%
        With         -----------------------------------------------------------
                     10      Shared Dispositive Power
                                  4,124,341 shares                        27.4%
--------------------------------------------------------------------------------
11       Aggregate Amount Beneficially Owned By Each Reporting Person
                                                        4,532,951 shares
--------------------------------------------------------------------------------
12       Check Box if the Aggregate Amount in Row (11) excludes            [ ]
         Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13       Percent of Class Represented by Amount in Row (11)               30.1%
--------------------------------------------------------------------------------
14       Type of Reporting Person(See Instructions)
                                       PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No.   293636106                                         13D
================================================================================
 1       Names of Reporting Persons
         I.R.S. Identification Nos. of Above Persons (Entities Only)
                                                       Michael J. Marocco
--------------------------------------------------------------------------------
 2       Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                     (a)   [ ]
                                                                     (b)   [ ]
--------------------------------------------------------------------------------
 3       SEC Use Only
--------------------------------------------------------------------------------
 4       Source of Funds (See Instructions)                            OO
--------------------------------------------------------------------------------
 5       Check Box if Disclosure of Legal Proceedings is Required          [ ]
         Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6       Citizenship or Place of Organization                    United States
--------------------------------------------------------------------------------
                     7       Sole Voting Power
                                   0 shares                                  0%
      Number of      -----------------------------------------------------------
       Shares        8       Shared Voting Power
    Beneficially                  4,532,951 shares                        19.1%
      Owned By       -----------------------------------------------------------
        Each         9       Sole Dispositive Power
      Reporting                   0 shares                                   0%
       Person        -----------------------------------------------------------
        With         10      Shared Dispositive Power
                                  4,532,951 shares                        30.1 %
--------------------------------------------------------------------------------
11       Aggregate Amount Beneficially Owned By Each Reporting Person
                                                        4,532,951 shares
--------------------------------------------------------------------------------
12       Check Box if the Aggregate Amount in Row (11) excludes            [ ]
         Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13       Percent of Class Represented by Amount in Row (11)               30.1%
--------------------------------------------------------------------------------
14       Type of Reporting Person (See Instructions)
                                       IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No.   293636106                                         13D
================================================================================
 1       Names of Reporting Persons
         I.R.S. Identification Nos. of Above Persons (Entities Only)
                                                         John Kornreich
--------------------------------------------------------------------------------
 2       Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                     (a)   [ ]
                                                                     (b)   [ ]
--------------------------------------------------------------------------------
 3       SEC Use Only
--------------------------------------------------------------------------------
 4       Source of Funds (See Instructions)                   OO
--------------------------------------------------------------------------------
 5       Check Box if Disclosure of Legal Proceedings is Required          [ ]
         Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6       Citizenship or Place of Organization                    United States
--------------------------------------------------------------------------------
                     7       Sole Voting Power
                                   0 shares                                  0%
      Number of      -----------------------------------------------------------
       Shares        8       Shared Voting Power
    Beneficially                  4,532,951 shares                        19.1%
      Owned By       -----------------------------------------------------------
        Each         9       Sole Dispositive Power
      Reporting                   0 shares                                   0%
       Person        -----------------------------------------------------------
        With         10      Shared Dispositive Power
                                 4,532,951 shares                         30.1%
--------------------------------------------------------------------------------
11       Aggregate Amount Beneficially Owned By Each Reporting Person
                                                        4,532,951 shares
--------------------------------------------------------------------------------
12       Check Box if the Aggregate Amount in Row (11) excludes            [ ]
         Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13       Percent of Class Represented by Amount in Row (11)               30.1%
--------------------------------------------------------------------------------
14       Type of Reporting Person(See Instructions)
                                       IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No.   293636106                                         13D
================================================================================
 1       Names of Reporting Persons
         I.R.S. Identification Nos. of Above Persons (Entities Only)
                                                         Harvey Sandler
--------------------------------------------------------------------------------
 2       Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                     (a)   [ ]
                                                                     (b)   [ ]
--------------------------------------------------------------------------------
 3       SEC Use Only
--------------------------------------------------------------------------------
 4       Source of Funds (See Instructions)                            OO
--------------------------------------------------------------------------------
 5       Check Box if Disclosure of Legal Proceedings is Required          [ ]
         Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6       Citizenship or Place of Organization                    United States
--------------------------------------------------------------------------------
                     7       Sole Voting Power
      Number of                    0 shares                                  0%
       Shares        -----------------------------------------------------------
    Beneficially     8       Shared Voting Power
      Owned By                    4,532,951 shares                        19.1%
        Each         -----------------------------------------------------------
      Reporting      9       Sole Dispositive Power
       Person                     0 shares                                   0%
        With         -----------------------------------------------------------
                     10      Shared Dispositive Power
                                  4,532,951 shares                        30.1%
--------------------------------------------------------------------------------
11       Aggregate Amount Beneficially Owned By Each Reporting Person
                                                        4,532,951 shares
--------------------------------------------------------------------------------
12       Check Box if the Aggregate Amount in Row (11) excludes            [ ]
         Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13       Percent of Class Represented by Amount in Row (11)               30.1%
--------------------------------------------------------------------------------
14       Type of Reporting Person(See Instructions)
                                       IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No.   293636106                                         13D
================================================================================
 1       Names of Reporting Persons
         I.R.S. Identification Nos. of Above Persons (Entities Only)
                                                         Andrew Sandler
--------------------------------------------------------------------------------
 2       Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                     (a)   [ ]
                                                                     (b)   [ ]
--------------------------------------------------------------------------------
 3       SEC Use Only
--------------------------------------------------------------------------------
 4       Source of Funds (See Instructions)                   OO
--------------------------------------------------------------------------------
 5       Check Box if Disclosure of Legal Proceedings is Required          [ ]
         Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6       Citizenship or Place of Organization                    United States
--------------------------------------------------------------------------------
                     7       Sole Voting Power
      Number of                    0 shares                                  0%
       Shares        -----------------------------------------------------------
    Beneficially     8       Shared Voting Power
      Owned By                    4,532,951 shares                        19.1%
        Each         -----------------------------------------------------------
      Reporting      9       Sole Dispositive Power
       Person                     0 shares                                   0%
        With         -----------------------------------------------------------
                     10      Shared Dispositive Power
                                  4,532,951 shares                        30.1%
--------------------------------------------------------------------------------
11       Aggregate Amount Beneficially Owned By Each Reporting Person
                                                        4,532,951 shares
--------------------------------------------------------------------------------
12       Check Box if the Aggregate Amount in Row (11) excludes            [ ]
         Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13       Percent of Class Represented by Amount in Row (11)               30.1%
--------------------------------------------------------------------------------
14       Type of Reporting Person (See Instructions)
                                       IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No.   293636106                                         13D
================================================================================
 1       Names of Reporting Persons
         I.R.S. Identification Nos. of Above Persons (Entities Only)
                                                         Barry Fingerhut
--------------------------------------------------------------------------------
 2       Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                     (a)   [ ]
                                                                     (b)   [ ]
--------------------------------------------------------------------------------
 3       SEC Use Only
--------------------------------------------------------------------------------
 4       Source of Funds (See Instructions)                   WC, OO
--------------------------------------------------------------------------------
 5       Check Box if Disclosure of Legal Proceedings is Required          [ ]
         Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6       Citizenship or Place of Organization                    United States
--------------------------------------------------------------------------------
                     7       Sole Voting Power
      Number of                    1,000 shares                           0.01%
       Shares        -----------------------------------------------------------
    Beneficially     8       Shared Voting Power
      Owned By                    10,279,484 shares                       43.2%
        Each         -----------------------------------------------------------
      Reporting      9       Sole Dispositive Power
       Person                     1,000 shares                            0.01%
        With         -----------------------------------------------------------
                     10      Shared Dispositive Power
                                  10,279,484 shares                       51.2%
--------------------------------------------------------------------------------
11       Aggregate Amount Beneficially Owned By Each Reporting Person
                                                        10,280,484 shares
--------------------------------------------------------------------------------
12       Check Box if the Aggregate Amount in Row (11) excludes            [ ]
         Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13       Percent of Class Represented by Amount in Row (11)               51.2%
--------------------------------------------------------------------------------
14       Type of Reporting Person (See Instructions)
                                       IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No.   293636106                                         13D
================================================================================
 1       Names of Reporting Persons
         I.R.S. Identification Nos. of Above Persons (Entities Only)
                                                          Irwin Lieber
--------------------------------------------------------------------------------
 2       Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                     (a)   [ ]
                                                                     (b)   [ ]
--------------------------------------------------------------------------------
 3       SEC Use Only
--------------------------------------------------------------------------------
 4       Source of Funds (See Instructions)                            WC, OO
--------------------------------------------------------------------------------
 5       Check Box if Disclosure of Legal Proceedings is Required          [ ]
         Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6       Citizenship or Place of Organization                    United States
--------------------------------------------------------------------------------
                     7       Sole Voting Power
      Number of                    23,000 shares                           0.1%
       Shares        -----------------------------------------------------------
    Beneficially     8       Shared Voting Power
      Owned By                    10,279,484 shares                       43.2%
        Each         -----------------------------------------------------------
      Reporting      9       Sole Dispositive Power
       Person                     23,000 shares                            0.2%
        With         -----------------------------------------------------------
                     10      Shared Dispositive Power
                                  10,279,484 shares                       51.2%
--------------------------------------------------------------------------------
11       Aggregate Amount Beneficially Owned By Each Reporting Person
                                                        10,302,484 shares
--------------------------------------------------------------------------------
12       Check Box if the Aggregate Amount in Row (11) excludes            [ ]
         Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13       Percent of Class Represented by Amount in Row (11)               51.3%
--------------------------------------------------------------------------------
14       Type of Reporting Person (See Instructions)
                                       IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No.   293636106                                         13D
================================================================================
 1       Names of Reporting Persons
         I.R.S. Identification Nos. of Above Persons
                                                        Woodland Partners
--------------------------------------------------------------------------------
 2       Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                     (a)   [ ]
                                                                     (b)   [ ]
 3       SEC Use Only
--------------------------------------------------------------------------------
 4       Source of Funds (See Instructions)                WC, OO
--------------------------------------------------------------------------------
 5       Check Box if Disclosure of Legal Proceedings is Required          [ ]
         Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6       Citizenship or Place of Organization                         New York
--------------------------------------------------------------------------------
                     7       Sole Voting Power
      Number of                    485,714 shares                          2.0%
       Shares        -----------------------------------------------------------
    Beneficially     8       Shared Voting Power
      Owned By                    1,435,288 shares                         6.0%
        Each         -----------------------------------------------------------
      Reporting      9       Sole Dispositive Power
       Person                     485,714 shares                           4.0%
        With         -----------------------------------------------------------
                     10      Shared Dispositive Power
                                   1,435,288 shares                       11.3%
--------------------------------------------------------------------------------
11       Aggregate Amount Beneficially Owned By Each Reporting Person
                                                        1,921,002 shares
--------------------------------------------------------------------------------
12       Check Box if the Aggregate Amount in Row (11) excludes            [ ]
         Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13       Percent of Class Represented by Amount in Row (11)               15.1%
--------------------------------------------------------------------------------
14       Type of Reporting Person (See Instructions)
                                       PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No.  293636106                                          13D
================================================================================
 1       Names of Reporting Persons
         I.R.S. Identification Nos. of Above Persons (Entities Only)
                                                   Applewood Associates, L.P.
--------------------------------------------------------------------------------
 2       Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                     (a)   [ ]
                                                                     (b)   [ ]
--------------------------------------------------------------------------------
 3       SEC Use Only
--------------------------------------------------------------------------------
 4       Source of Funds (See Instructions)         WC, OO
--------------------------------------------------------------------------------
 5       Check Box if Disclosure of Legal Proceedings is Required          [ ]
         Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6       Citizenship or Place of Organization                         New York
--------------------------------------------------------------------------------
                     7       Sole Voting Power
                                   5,746,533 shares                       24.2%
      Number of      -----------------------------------------------------------
       Shares        8       Shared Voting Power
    Beneficially                  0 shares                                   0%
      Owned By       -----------------------------------------------------------
        Each         9       Sole Dispositive Power
      Reporting                   5,746,533 shares                        34.7%
       Person        -----------------------------------------------------------
        With         10      Shared Dispositive Power
                                  0 shares                                   0%
--------------------------------------------------------------------------------
11       Aggregate Amount Beneficially Owned By Each Reporting Person
                                                        5,746,533 shares
--------------------------------------------------------------------------------
12       Check Box if the Aggregate Amount in Row (11) excludes            [ ]
         Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13       Percent of Class Represented by Amount in Row (11)               34.7%
--------------------------------------------------------------------------------
14       Type of Reporting Person (See Instructions)
                                       PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No.  293636106                                          13D
================================================================================
 1       Names of Reporting Persons
         I.R.S. Identification Nos. of Above Persons (Entities Only)
                                                     Applewood Capital Corp.
--------------------------------------------------------------------------------
 2       Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                     (a)   [ ]
                                                                     (b)   [ ]
--------------------------------------------------------------------------------
 3       SEC Use Only
--------------------------------------------------------------------------------
 4       Source of Funds (See Instructions)         OO
--------------------------------------------------------------------------------
 5       Check Box if Disclosure of Legal Proceedings is Required          [ ]
         Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6       Citizenship or Place of Organization                         New York
--------------------------------------------------------------------------------
                     7        Sole Voting Power
      Number of                    0 shares                                  0%
       Shares        -----------------------------------------------------------
    Beneficially     8        Shared Voting Power
      Owned By                     5,746,533 shares                       24.2%
        Each         -----------------------------------------------------------
      Reporting      9        Sole Dispositive Power
       Person                      0 shares                                  0%
        With         -----------------------------------------------------------
                     10       Shared Dispositive Power
                                   5,746,533 shares                       34.7%
--------------------------------------------------------------------------------
11       Aggregate Amount Beneficially Owned By Each Reporting Person
                                                        5,746,533 shares
--------------------------------------------------------------------------------
12       Check Box if the Aggregate Amount in Row (11) excludes            [ ]
         Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13       Percent of Class Represented by Amount in Row (11)               34.7%
--------------------------------------------------------------------------------
14       Type of Reporting Person (See Instructions)
                                       CO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No.  293636106                                          13D
================================================================================
 1       Names of Reporting Persons
         I.R.S. Identification Nos. of Above Persons
                                                           Seth Lieber
--------------------------------------------------------------------------------
 2       Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                     (a)   [ ]
                                                                     (b)   [ ]
--------------------------------------------------------------------------------
 3       SEC Use Only
--------------------------------------------------------------------------------
 4       Source of Funds (See Instructions)         OO
--------------------------------------------------------------------------------
 5       Check Box if Disclosure of Legal Proceedings is Required          [ ]
         Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6       Citizenship or Place of Organization                    United States
--------------------------------------------------------------------------------
                     7       Sole Voting Power
      Number of                     0 shares                                 0%
       Shares        -----------------------------------------------------------
    Beneficially     8       Shared Voting Power
      Owned By                     5,746,533 shares                       24.2%
        Each         -----------------------------------------------------------
      Reporting      9       Sole Dispositive Power
       Person                       0 shares                                 0%
        With         -----------------------------------------------------------
                     10      Shared Dispositive Power
                                    5,746,533 shares                      34.7%
--------------------------------------------------------------------------------
11       Aggregate Amount Beneficially Owned By Each Reporting Person
                                                        5,746,533 shares
--------------------------------------------------------------------------------
12       Check Box if the Aggregate Amount in Row (11) excludes            [ ]
         Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13       Percent of Class Represented by Amount in Row (11)               34.7%
--------------------------------------------------------------------------------
14       Type of Reporting Person (See Instructions)
                                       IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No.  293636106                                          13D
================================================================================
 1       Names of Reporting Persons
         I.R.S. Identification Nos. of Above Persons (Entities Only)
                                                         Jonathan Lieber
--------------------------------------------------------------------------------
 2       Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                     (a)   [ ]
                                                                     (b)   [ ]
--------------------------------------------------------------------------------
 3       SEC Use Only
--------------------------------------------------------------------------------
 4       Source of Funds (See Instructions)          OO
--------------------------------------------------------------------------------
 5       Check Box if Disclosure of Legal Proceedings is Required          [ ]
         Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6       Citizenship or Place of Organization                    United States
--------------------------------------------------------------------------------
                     7       Sole Voting Power
      Number of                    0 shares                                  0%
       Shares        -----------------------------------------------------------
    Beneficially     8       Shared Voting Power
      Owned By                    5,746,533 shares                        24.2%
        Each         -----------------------------------------------------------
      Reporting      9       Sole Dispositive Power
       Person                     0 shares                                   0%
        With         -----------------------------------------------------------
                     10      Shared Dispositive Power
                                  5,746,533 shares                        34.7%
--------------------------------------------------------------------------------
11       Aggregate Amount Beneficially Owned By Each Reporting Person
                                                        5,746,533 shares
--------------------------------------------------------------------------------
12       Check Box if the Aggregate Amount in Row (11) excludes            [ ]
         Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13       Percent of Class Represented by Amount in Row (11)               34.7%
--------------------------------------------------------------------------------
14       Type of Reporting Person (See Instructions)
                                       IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No.   293636106                                         13D
================================================================================
 1       Names of Reporting Persons
         I.R.S. Identification Nos. of Above Persons
                                                       Marilyn Rubenstein
--------------------------------------------------------------------------------
 2       Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                     (a)   [ ]
                                                                     (b)   [ ]
--------------------------------------------------------------------------------
 3       SEC Use Only
--------------------------------------------------------------------------------
 4       Source of Funds (See Instructions)              OO
--------------------------------------------------------------------------------
 5       Check Box if Disclosure of Legal Proceedings is Required          [ ]
         Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6       Citizenship or Place of Organization                    United States
--------------------------------------------------------------------------------
                     7       Sole Voting Power
      Number of                    0 shares                                  0%
       Shares        -----------------------------------------------------------
    Beneficially     8       Shared Voting Power
      Owned By                    1,921,002 shares                         8.0%
        Each         -----------------------------------------------------------
      Reporting      9       Sole Dispositive Power
       Person                     0 shares                                   0%
        With         -----------------------------------------------------------
                     10      Shared Dispositive Power
                                  1,921,002 shares                        15.1%
--------------------------------------------------------------------------------
11       Aggregate Amount Beneficially Owned By Each Reporting Person
                                                        1,921,002 shares
--------------------------------------------------------------------------------
12       Check Box if the Aggregate Amount in Row (11) excludes            [ ]
         Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13       Percent of Class Represented by Amount in Row (11)               15.1%
--------------------------------------------------------------------------------
14       Type of Reporting Person (See Instructions)
                                       IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No.   293636106                                         13D
================================================================================
 1       Names of Reporting Persons
         I.R.S. Identification Nos. of Above Persons (Entities Only)
                            The Marilyn and Barry Rubenstein Family Foundation
--------------------------------------------------------------------------------
 2       Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                     (a)   [ ]
                                                                     (b)   [ ]
--------------------------------------------------------------------------------
 3       SEC Use Only
--------------------------------------------------------------------------------
 4       Source of Funds (See Instructions)                            OO
--------------------------------------------------------------------------------
 5       Check Box if Disclosure of Legal Proceedings is Required          [ ]
         Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6       Citizenship or Place of Organization                    United States
--------------------------------------------------------------------------------
                     7       Sole Voting Power
      Number of                    104,237 shares                          0.4%
       Shares        -----------------------------------------------------------
    Beneficially     8       Shared Voting Power
      Owned By                    1,816,765 shares                         7.6%
        Each         -----------------------------------------------------------
      Reporting      9       Sole Dispositive Power
       Person                      104,237 shares                          0.9%
        With         -----------------------------------------------------------
                     10      Shared Dispositive Power
                                 1,816,765 shares                         14.3%
--------------------------------------------------------------------------------
11       Aggregate Amount Beneficially Owned By Each Reporting Person
                                                        1,921,002 shares
--------------------------------------------------------------------------------
12       Check Box if the Aggregate Amount in Row (11) excludes            [ ]
         Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13       Percent of Class Represented by Amount in Row (11)               15.1%
--------------------------------------------------------------------------------
14       Type of Reporting Person (See Instructions)
                                       OO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No.   293636106                                         13D
================================================================================
 1       Names of Reporting Persons
         I.R.S. Identification Nos. of Above Persons (Entities Only)
                                                        Brian Rubenstein
--------------------------------------------------------------------------------
 2       Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                     (a)   [ ]
                                                                     (b)   [ ]
--------------------------------------------------------------------------------
 3       SEC Use Only
--------------------------------------------------------------------------------
 4       Source of Funds (See Instructions)           OO
--------------------------------------------------------------------------------
 5       Check Box if Disclosure of Legal Proceedings is Required          [ ]
         Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6       Citizenship or Place of Organization                    United States
--------------------------------------------------------------------------------
                     7       Sole Voting Power
      Number of                    0 shares                                  0%
       Shares        -----------------------------------------------------------
    Beneficially     8       Shared Voting Power
      Owned By                    104,237 shares                           0.4%
        Each         -----------------------------------------------------------
      Reporting      9       Sole Dispositive Power
       Person                      0 shares                                  0%
        With         -----------------------------------------------------------
                     10      Shared Dispositive Power
                                  104,237 shares                           0.9%
--------------------------------------------------------------------------------
11       Aggregate Amount Beneficially Owned By Each Reporting Person
                                                         104,237 shares
--------------------------------------------------------------------------------
12       Check Box if the Aggregate Amount in Row (11) excludes            [ ]
         Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13       Percent of Class Represented by Amount in Row (11)                0.9%
--------------------------------------------------------------------------------
14       Type of Reporting Person (See Instructions)
                                       IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No.   293636106                                         13D
================================================================================
 1       Names of Reporting Persons
         I.R.S. Identification Nos. of Above Persons
                                                       Rebecca Rubenstein
--------------------------------------------------------------------------------
 2       Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                     (a)   [ ]
                                                                     (b)   [ ]
--------------------------------------------------------------------------------
 3       SEC Use Only
--------------------------------------------------------------------------------
 4       Source of Funds (See Instructions)           OO
--------------------------------------------------------------------------------
 5       Check Box if Disclosure of Legal Proceedings is Required          [ ]
         Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------
 6       Citizenship or Place of Organization                    United States
--------------------------------------------------------------------------------
                     7       Sole Voting Power
      Number of                    0 shares                                  0%
       Shares        -----------------------------------------------------------
    Beneficially     8       Shared Voting Power
      Owned By                    104,237 shares                           0.4%
        Each         -----------------------------------------------------------
      Reporting      9       Sole Dispositive Power
       Person                      0 shares                                  0%
        With         -----------------------------------------------------------
                     10      Shared Dispositive Power
                                  104,237 shares                           0.9%
--------------------------------------------------------------------------------
11       Aggregate Amount Beneficially Owned By Each Reporting Person
                                                         104,237 shares
--------------------------------------------------------------------------------
12       Check Box if the Aggregate Amount in Row (11) excludes            [ ]
         Certain Shares (See Instructions)
--------------------------------------------------------------------------------
13       Percent of Class Represented by Amount in Row (11)                0.9%
--------------------------------------------------------------------------------
14       Type of Reporting Person (See Instructions)
                                       IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

         This statement, dated January 19, 1999, constitutes Amendment No. 10 to the Schedule 13D, dated September 11, 1995, regarding the reporting persons ownership of certain securities of Cornerstone Internet Solutions Co. (the "Issuer").

         The Schedule 13D is hereinafter referred to as the "Schedule." All capitalized terms used herein and otherwise undefined shall have the meanings ascribed in the Schedule.

         This Amendment No. 10 to the Schedule is filed in accordance with Rule 13d-2 of the Securities Exchange Act of 1934, as amended, by the reporting persons. It shall refer only to information which has materially changed since the filing of the Schedule.


ITEM 1.           Security and Issuer

                  Class D Convertible Preferred Stock, $.01 par value (the "Class D Preferred Stock"). The holders of the Class D Preferred Stock shall be entitled upon the earlier of (i) June 30, 2000, or (ii) at any time after the closing price of the Common Stock shall have been at least $1.50 per share (subject to adjustment in the event of subdivision or combination of the shares of Common Stock) on 15 trading days during any 20 trading day period, to convert each share of Class D Preferred Stock into such whole number of shares of Common Stock as is equal to the aggregate stated value of the Class D Preferred Stock divided by $1.00. Each share of Class D Preferred Stock has a stated value equal to $1,250. Effective January 19, 1999, the Class D Preferred Stock became convertible into shares of Common Stock, since the closing price of the Common Stock of the Issuer had been at least $1.50 per share for fifteen days during the last twenty day trading period.

                  For purposes of calculating the number of voting rights for the Class D Preferred Stock, the stated value of the Class D Preferred Stock was divided by $1.00.

                  In the event of any voluntary or involuntary liquidation, dissolution, winding up of the Issuer or a change of control (as defined in the Issuer's Certificate of Designations, Preferences and Other Rights and Qualifications of Class D Preferred Stock), the Class D Preferred Stock is entitled to receive prior to any distribution to certain other holders an amount equal to the stated value of the Class D Preferred Stock ($1,250 per share) multiplied by 1.1 for each share of Class D Preferred Stock then outstanding.

ITEM 5.           Interests in Securities of the Issuer.

                  (a) The following list sets forth the aggregate number and percentage (based on 11,574,895 shares of Common Stock, outstanding as of November 30, 1998, as reported by the Issuer in its Form 10-Q for the quarter ended November 30, 1998), of outstanding shares of Common Stock owned beneficially by each reporting person named in Item 2, as of January 19, 1999.

                                       Shares of                                        Percentage of Shares
                                      Common Stock               Percent of Voting         of Common Stock
            Name                  Beneficially Owned(2)                 Control(3)        Beneficially Owned(2)
Barry Rubenstein                    12,600,486(4),(5),(6),(7)          51.8%                   58.3%
Woodland Venture Fund                1,921,002(4)                       8.0%                   15.1%
Seneca Ventures                      1,921,002(4)                       8.0%                   15.1%
Woodland Services Corp.              1,921,002(4)                       8.0%                   15.1%
21st Century                         4,532,951(4),(8)                  19.1%                   30.1%
Communications
   Partners, L.P.
21st Century                         4,532,951(4),(9)                  19.1%                   30.1%
   Communications T-E
   Partners, L.P.
21st Century                         4,532,951(4),(10)                 19.1%                   30.1%
   Communications
Foreign Partners, L.P.
Michael Marocco                      4,532,951(4),(7)                  19.1%                   30.1%
John Kornreich                       4,532,951(4),(7)                  19.1%                   30.1%

--------

2 Includes shares of Common Stock issuable upon the exercise of the warrants and the Rev-Wood Option and shares of Common Stock issuable upon the conversion of the Class D Preferred Stock into Common Stock.

3    Includes voting rights from the Class D Preferred Stock.

4 The reporting person disclaims beneficial ownership of these securities, except to the extent of his/her/its equity interest therin.

5 Includes 400,000 shares of Common Stock issuable upon the exercise of the Rev-Wood Warrant, and 160,500 shares of Common Stock held in Barry Rubenstein's Rollover IRA account.

6    Includes 746,533 shares of Common Stock owned by Applewood.

7 Includes 1,032,951 shares of Common Stock owned by 21st Century, T-E and Foreign.

8 Includes 701,169 shares of Common Stock. 21st Century disclaims beneficial ownership of 242,172 shares of Common Stock owned by T-E and 89,610 shares of Common Stock owned by Foreign.

9 Includes 242,172 shares of Common Stock. T-E disclaims beneficial ownership of 701,169 shares of Common Stock owned by 21st Century and 89,610 shares of Common Stock owned by Foreign.

10 Includes 89,610 shares of Common Stock. Foreign disclaims beneficial ownership of 701,169 shares of Common Stock owned by 21st Century and 242,172 shares of Common Stock owned by T-E.

                                       Shares of                                              Percentage of Shares
                                      Common Stock               Percent of Voting               of Common Stock
            Name                  Beneficially Owned(2)             Control(3)                Beneficially Owned(2)
Harvey Sandler                        4,532,951(4),(7)                  19.1%                         30.1%
Andrew Sandler                        4,532,951(4),(7)                  19.1%                         30.1%
Barry Fingerhut                      10,280,484(4),(6),(7)              43.2%                         51.2%
Irwin Lieber                         10,302,484(4),(6),(7)              43.3%                         51.3%
Woodland Partners                     1,921,002(4)                       8.0%                         15.1%
Applewood Associates,                 5,746,533(6)                      24.2%                         34.7%
 L.P.
Applewood Capital Corp.               5,746,533(4),(6)                  24.2%                         34.7%
Seth Lieber                           5,746,533(4),(6)                  24.2%                         34.7%
Jonathan Lieber                       5,746,533(4),(6)                  24.2%                         34.7%
Marilyn Rubenstein                    1,921,002(4)                       8.0%                         15.1%
The Marilyn and Barry                 1,921,002(4)                       8.0%                         15.1%
    Rubenstein Family
    Foundation
Brian Rubenstein                        104,237(4)                       0.4%                          0.9%
Rebecca Rubenstein                      104,237(4)                       0.4%                          0.9%

                  (b) Barry Rubenstein has sole power to vote and to dispose of 473,000 shares of Common Stock (including 125,000 shares issuable upon the exercise of the Non-Qualified Option and 50,000 shares issuable upon the exercise of the Option), representing approximately 2.0% and 4.0%, respectively, of the outstanding Common Stock. By virtue of being a shareholder, officer and director of InfoMedia, a Trustee of the Foundation and a general partner of Applewood, Seneca, the Fund, Woodland Partners and Rev-Wood, Barry Rubenstein may be deemed to have shared power to vote 12,127,486 shares of Common Stock (including 400,000 shares issuable upon the exercise of the Rev-Wood Warrant and 9,450,000 voting rights from the Class D Preferred Stock), representing approximately 50.2% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 12,127,486 shares of Common Stock (including 400,000 shares issuable upon the exercise of the Rev-Wood Warrant and 9,450,000 shares issuable upon the conversion of the Class D Preferred Stock), representing approximately 56.5% of the outstanding Common Stock.

         The Fund has sole power to vote 514,415 shares of Common Stock, representing approximately 2.2% of the outstanding Common Stock (including 300,000 voting rights from the Class D Preferred Stock), and may be deemed to have shared power to vote 1,406,587 shares of

Common Stock (including 125,000 shares issuable upon the exercise of the Non-Qualified Option, 50,000 shares issuable upon the exercise of the Option and 650,000 voting rights from the Class D Preferred Stock), representing approximately 5.9% of the outstanding Common Stock. The Fund has the sole power to dispose of 514,415 shares of Common Stock (including 300,000 shares issuable upon the conversion of the Class D Preferred Stock), representing approximately 4.3% of the outstanding Common Stock, and shared power to dispose of 1,406,587 shares of Common Stock (including 125,000 shares issuable upon the exercise of the Non-Qualified Option, 50,000 shares issuable upon the exercise of the Option and 650,000 shares issuable upon the conversion of the Class D Preferred Stock), representing approximately 11.1% of the outstanding Common Stock.

         Seneca has sole power to vote 343,636 shares of Common Stock, representing approximately 1.4% of the outstanding Common Stock (including 200,000 voting rights from the Class D Preferred Stock), and may be deemed to have shared power to vote 1,577,366 shares of Common Stock (including 125,000 shares issuable upon the exercise of the Non-Qualified Option, 50,000 shares issuable upon the exercise of the Option and 750,000 voting rights from the Class D Preferred Stock), representing approximately 6.6% of the outstanding Common Stock. Seneca has sole power to dispose of 343,636 shares of Common Stock (including 200,000 shares issuable upon the conversion of the Class D Preferred Stock), representing approximately 3.0% of the outstanding Common Stock, and shared power to dispose of 1,577,366 shares of Common Stock (including 125,000 shares issuable upon the exercise of the Non-Qualified Option, 50,000 shares issuable upon the exercise of the Option and 750,000 shares issuable upon the conversion of the Class D Preferred Stock), representing approximately 12.4% of the outstanding Common Stock.

         Woodland Services Corp. has shared power to vote 1,921,002 shares of Common Stock (including 125,000 shares issuable upon the exercise of the Non-Qualified Option, 50,000 shares issuable upon the exercise of the Option and 950,000 voting rights from the Class D Preferred Stock), representing approximately 8.0% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 1,921,002 shares of Common Stock (including 125,000 shares issuable upon the exercise of the Non-Qualified Option, 50,000 shares issuable upon the exercise of the Option, and 950,000 shares issuable upon the conversion of the Class D Preferred Stock), representing approximately 15.1% of the outstanding Common Stock.

         21st Century has sole power to vote 3,074,169 shares of Common Stock (including 2,373,000 voting rights from the Class D Preferred Stock), representing approximately 12.9% of the outstanding Common Stock, and may be deemed to have shared power to vote 1,458,782 shares of Common Stock (including 1,127,000 voting rights from the Class D Preferred Stock), representing approximately 6.1% of the outstanding Common Stock. 21st Century has sole power to dispose of 3,074,169 shares of Common Stock (including 2,373,000 shares issuable upon the conversion of the Class D Preferred Stock), representing approximately 22.0% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 1,458,782 shares of Common Stock (including 1,127,000 shares issuable upon the conversion of the Class D Preferred Stock), representing approximately 9.7% of the outstanding Common Stock.

         T-E has sole power to vote 1,050,172 shares of Common Stock (including 808,000 voting rights from the Class D Preferred Stock), representing approximately 4.4% of the outstanding Common Stock, and may be deemed to have shared power to vote 3,482,779 shares of Common Stock (including 2,692,000 voting rights from the Class D Preferred Stock), representing approximately 14.7% of the outstanding Common Stock. T-E has sole power to dispose of 1,050,172 shares of Common Stock (including 808,000 shares issuable upon the conversion of the Class D Preferred Stock), representing approximately 8.5% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 3,482,779 shares of Common Stock (including 2,692,000 shares issuable upon the conversion of the Class D Preferred Stock), representing approximately 23.1% of the outstanding Common Stock.

         Foreign has sole power to vote 408,610 shares of Common Stock (including 319,000 voting rights from the Class D Preferred Stock), representing approximately 1.7% of the outstanding Common Stock. Foreign may be deemed to have shared power to vote 4,124,341 shares of Common Stock (including 3,181,000 voting rights from the Class D Preferred Stock), representing approximately 17.4% of the outstanding Common Stock. Foreign has sole power to dispose of 408,610 shares of Common Stock (including 319,000 shares issuable upon the conversion of the Class D Preferred Stock), representing approximately 3.4% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 4,124,341 shares of Common Stock (including 3,181,000 shares issuable upon the conversion of the Class D Preferred Stock), representing approximately 27.4% of the outstanding Common Stock.

         By virtue of being the sole shareholder of MJDM Corp., Michael J. Marocco may be deemed to have shared power to vote 4,532,951 shares of Common Stock (including 3,500,000 voting rights from the Class D Preferred Stock), representing approximately 19.1% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 4,532,951 shares of Common Stock (including 3,500,000 shares issuable upon the conversion of the Class D Preferred Stock), representing approximately 30.1% of the outstanding Common Stock.

         By virtue of being the majority shareholder and director of Four JK Corp., John Kornreich may be deemed to have shared power to vote 4,532,951 shares of Common Stock (including 3,500,000 voting rights from the Class D Preferred Stock), representing approximately 19.1% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 4,532,951 shares of Common Stock (including 3,500,000 shares issuable upon the conversion of the Class D Preferred Stock), representing approximately 30.1% of the outstanding Common Stock.

         By virtue of being the sole shareholder of ARH Corp., Harvey Sandler may be deemed to have shared power to vote 4,532,951 shares of Common Stock (including 3,500,000 voting rights from the Class D Preferred Stock), representing approximately 19.1% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 4,532,951 shares of Common Stock (including 3,500,000 shares issuable upon the conversion of the Class D Preferred Stock), representing approximately 30.1% of the outstanding Common Stock.

         By virtue of being the sole shareholder of ALCR Corp., Andrew Sandler may be deemed to have shared power to vote 4,532,951 shares of Common Stock (including 3,500,000 voting rights from the Class D Preferred Stock), representing approximately 19.1% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 4,532,951 shares of Common Stock (including 3,500,000 shares issuable upon the conversion of the Class D Preferred Stock), representing approximately 30.1% of the outstanding Common Stock.

         Barry Fingerhut has sole power to vote and dispose of 1,000 shares of Common Stock, representing approximately 0.01% and 0.01%, respectively of the outstanding Common Stock. By virtue of being a shareholder, officer and director of InfoMedia and a general partner of Applewood, Barry Fingerhut may be deemed to have shared power to vote 10,279,484 shares of Common Stock (including 8,500,000 voting rights from the Class D Preferred Stock), representing approximately 43.2% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 10,279,484 shares of Common Stock (including 8,500,000 shares issuable upon the conversion of the Class D Preferred Stock), representing approximately 51.2% of the outstanding Common Stock.

         Irwin Lieber has sole power to vote and dispose of 23,000 shares of Common Stock (including 17,000 shares issuable upon the exercise of the warrants), representing approximately 0.1% and 0.2%, respectively of the outstanding Common Stock. By virtue of being a shareholder, officer and director of InfoMedia and a general partner of Applewood, Irwin Lieber may be deemed to have shared power to vote 10,279,484 shares of Common Stock (including 8,500,000 voting rights from the Class D Preferred Stock), representing approximately 43.2% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 10,279,484 shares of Common Stock (including 8,500,000 shares issuable upon the conversion of the Class D Preferred Stock), representing approximately 51.2% of the outstanding Common Stock.

         Applewood has sole power to vote 5,746,533 shares of Common Stock (including 5,000,000 voting rights from the Class D Preferred Stock), representing approximately 24.2% of the outstanding Common Stock, and has sole power to dispose of 5,746,533 shares of Common Stock (including 5,000,000 shares issuable upon the conversion of the Class D Preferred Stock), representing approximately 34.7% of the outstanding Common Stock.

         AC Corp. may be deemed to have shared power to vote 5,746,533 shares of Common Stock (including 5,000,000 voting rights from the Class D Preferred Stock), representing approximately 24.2% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 5,746,533 shares of Common Stock (including 5,000,000 shares issuable upon the conversion of the Class D Preferred Stock), representing approximately 34.7% of the outstanding Common Stock.

         By virtue of being a general partner of Applewood and an officer of AC Corp., Seth Lieber may be deemed to have shared power to vote 5,746,533 shares of Common Stock (including 5,000,000 voting rights from the Class D Preferred Stock), representing approximately 24.2% of the outstanding Common Stock (including 5,000,000 shares issuable upon the conversion of the Class

D Preferred Stock), and may be deemed to have shared power to dispose of 5,746,533 shares of Common Stock, representing approximately 34.7% of the outstanding Common Stock.

         By virtue of being a general partner of Applewood and an officer of AC Corp., Jonathan Lieber may be deemed to have shared power to vote 5,746,533 shares of Common Stock (including 5,000,000 voting rights from the Class D Preferred Stock), representing approximately 24.2% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 5,746,533 shares of Common Stock (including 5,000,000 shares issuable upon the conversion of the Class D Preferred Stock), representing approximately 34.7% of the outstanding Common Stock.

         Woodland Partners has sole power to vote 485,714 shares of Common Stock (including 450,000 voting rights from the Class D Preferred Stock), representing approximately 2.0% of the outstanding Common Stock, and may be deemed to have shared power to vote 1,435,288 shares of Common Stock (including 500,000 voting rights from the Class D Preferred Stock, 125,000 shares issuable upon the exercise of the Non-Qualified Option and 50,000 shares issuable upon the exercise of the Option), representing approximately 6.0% of the outstanding Common Stock. Woodland Partners has sole power to dispose of 485,714 shares of Common Stock (including 450,000 shares issuable upon the conversion of the Class D Preferred Stock), representing approximately 4.0% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 1,435,288 shares of Common Stock (including 125,000 shares issuable upon the exercise of the Non-Qualified Option, 50,000 shares issuable upon the exercise of the Option and 500,000 shares issuable upon the conversion of the Class D Preferred Stock), representing approximately 11.3% of the outstanding Common Stock.

         By virtue of being a general partner of Woodland Partners, a Trustee of the Foundation, an officer of Woodland Services Corp. and the wife of Barry Rubenstein, Marilyn Rubenstein may be deemed to have shared power to vote 1,921,002 shares of Common stock (including 125,000 shares issuable upon the exercise of the Non-Qualified Option, 50,000 shares issuable upon the exercise of the Option and 950,000 voting rights from the Class D Preferred Stock), representing approximately 8.0% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 1,921,002 shares of Common Stock (including 125,000 shares issuable upon the exercise of the Non-Qualified Option, 50,000 shares issuable upon the exercise of the Option, and 950,000 shares issuable upon the conversion of the Class D Preferred Stock), representing approximately 15.1% of the outstanding Common Stock.

         The Foundation has sole power to vote 104,237 shares of Common Stock, representing approximately 0.4% of the outstanding Common Stock, and may be deemed to have shared power to vote 1,816,765 shares of Common Stock (including 125,000 shares issuable upon the exercise of the Non-Qualified Option, 50,000 shares issuable upon the exercise of the Option and 950,000 voting rights from the Class D Preferred Stock), representing approximately 7.6% of the outstanding Common Stock. The Foundation has sole power to dispose of 104,237 shares of Common Stock, representing approximately 0.9% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 1,816,765 shares of Common Stock (including 125,000 shares issuable upon the exercise of the Non-Qualified Option, 50,000 shares issuable upon the exercise of the Option, and 950,000 shares issuable upon the conversion of the Class D Preferred Stock), representing approximately 14.3% of the outstanding Common Stock.

         By virtue of being a Trustee of the Foundation, Brian Rubenstein may be deemed to have shared power to vote 104,237 shares of Common Stock, representing approximately 0.4% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 104,237 shares of Common Stock, representing approximately 0.9% of the outstanding Common Stock.

         By virtue of being a Trustee of the Foundation, Rebecca Rubenstein may be deemed to have shared power to vote 104,237 shares of Common Stock, representing approximately 0.4% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 104,237 shares of Common Stock, representing approximately 0.9% of the outstanding Common Stock.

                  (c) The following is a description of all transactions in the securities of the Issuer by the persons identified in Item 2 of this Schedule 13D effected from December 10, 1998 through January 19, 1999, inclusive.

                               Purchase or       Number of Shares      Purchase or
   Name of Shareholder          Sale Date        Purchased (Sold)       Sale Price
   -------------------          ---------        ----------------       ----------
Applewood Associates, L.P.      12/31/98             42,800             $2.6086

                  Effective January 19, 1999, the Class D Preferred Stock became convertible into shares of Common Stock, since the closing price of the Common Stock of the Issuer had been at least $1.50 per share for fifteen days during the last twenty day trading period.

                  (d) No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities.

                  (e) Not applicable.

                                    Signature

         After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned hereby certifies that the information set forth in this
Schedule is true, complete, and correct.

Date:    January 29, 1999       SENECA VENTURES

                                Barry Rubenstein
                                -------------------------
                                Barry Rubenstein,
                                A General Partner

                                WOODLAND VENTURE FUND

                                Barry Rubenstein
                                -------------------------
                                Barry Rubenstein,
                                A General Partner

                                WOODLAND SERVICES CORP.

                                Barry Rubenstein
                                -------------------------
                                Barry Rubenstein,
                                President

                                WOODLAND PARTNERS

                                Barry Rubenstein
                                -------------------------
                                Barry Rubenstein,
                                A General Partner

                                APPLEWOOD ASSOCIATES, L.P.

                                Irwin Lieber
                                -------------------------
                                Irwin Lieber,
                                A General Partner

                                APPLEWOOD CAPITAL CORP.

                                Irwin Lieber
                                -------------------------
                                Irwin Lieber,
                                Secretary and Treasurer

                                Barry Rubenstein
                                -------------------------
                                Barry Rubenstein

                                Barry Fingerhut
                                -------------------------
                                Barry Fingerhut

                                Irwin Lieber
                                -------------------------
                                Irwin Lieber


                                Jonathan Lieber
                                -------------------------
                                Jonathan Lieber


                                Seth Lieber
                                -------------------------
                                Seth Lieber


                                Marilyn Rubenstein
                                -------------------------
                                Marilyn Rubenstein


                                THE MARILYN AND BARRY
                                RUBENSTEIN FAMILY
                                FOUNDATION


                                By:   Barry Rubenstein
                                -------------------------
                                      Barry Rubenstein, a Trustee


                                      *
                                -------------------------
                                Brian Rubenstein


                                      *
                                -------------------------
                                Rebecca Rubenstein

* By: Barry Rubenstein
      -------------------------
      Barry Rubenstein
      Attorney-in-Fact

                 21ST CENTURY COMMUNICATIONS PARTNERS, L.P.

                 By: Sandler Investment Partners, L.P., general partner
                     By: Sandler Capital Management, general partner
                         By: ARH Corp., general partner


                             By: Edward Grinacoff
                                 ----------------------
                                 Name:  Edward Grinacoff
                                 Title: Secretary and Treasurer


                 21ST CENTURY COMMUNICATIONS T-E PARTNERS,
                 L.P.

                 By: Sandler Investment Partners, L.P., general partner
                     By: Sandler Capital Management, general partner
                         By: ARH Corp., general partner


                             By: Edward Grinacoff
                                 ----------------------
                                 Name:  Edward Grinacoff
                                 Title: Secretary and Treasurer


                 21ST CENTURY COMMUNICATIONS FOREIGN
                 PARTNERS, L.P.

                 By: Sandler Investment Partners, L.P., general partner
                     By: Sandler Capital Management, general partner
                         By: ARH Corp., general partner


                             By: Edward Grinacoff
                                 ----------------------
                                 Name:  Edward Grinacoff
                                 Title: Secretary and Treasurer

                                 Michael J. Marocco
                                 ----------------------
                                 Michael J. Marocco


                                 John Kornreich
                                 ----------------------
                                 John Kornreich


                                 Harvey Sandler
                                 ----------------------
                                 Harvey Sandler


                                 Andrew Sandler
                                 ----------------------
                                 Andrew Sandler





ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).